UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d))

☐	Definitive Information Statement

HARBINGER GROUP INC.

(Name of Registrant as specified in its charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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HARBINGER GROUP INC.
450 PARK AVENUE, 27th FLOOR
NEW YORK, NEW YORK 10022
(212) 906-8555

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

[      ], 2011
Dear Harbinger Group Inc. stockholder:

On May 12, 2011, the board of directors (the “Board”) of Harbinger Group Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”) approved the adoption of the Certificate of Designation of Series A Participating Convertible Preferred Stock of Harbinger Group Inc. (the “Certificate of Designation”), which sets forth the rights and preferences of a newly created class of preferred stock, the Series A Participating Convertible Preferred Stock (the “Preferred Stock”).  The terms of the Preferred Stock were established based on the existing authority vested in the Board by our certificate of incorporation.

On May 12, 2011, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with (i) CF Turul LLC, an affiliate of funds managed by Fortress Investment Group LLC or its affiliates (the “Fortress Purchaser”), (ii) Providence TMT Debt Opportunity Fund II, L.P. and PECM Strategic Funding L.P. (together, the “PECM Purchasers”) and (iii) Wilton Re Holdings Limited (together with the Fortress Purchaser and PECM Purchasers, the “Purchasers”), pursuant to which we issued and sold 280,000 shares of Preferred Stock to the Purchasers at a purchase price of $1,000 per share.

The rights and privileges of the Preferred Stock and the terms of the Securities Purchase Agreement, which are more fully described in the accompanying Information Statement, include the ability of the holders of the Preferred Stock to convert their Preferred Stock into shares of our common stock (the “Common Stock”).  Holders of the Preferred Stock are also entitled to vote their Preferred Stock on an as converted basis with our Common Stock on matters submitted to a vote of our stockholders.  In addition, the Securities Purchase Agreement entitles the Purchasers to participate as a purchaser in future issuances of securities by us under certain circumstances.

Under the rules of the New York Stock Exchange, the approval of the holders of a majority of the outstanding shares of our Common Stock is required to (a) permit the holders of the Preferred Stock to (i) vote on an as-converted basis with our Common Stock where the Preferred Stock will have voting power equal to or in excess of twenty percent (20%) of the voting power outstanding at the time of the issuance of the Preferred Stock and (ii) convert shares of Preferred Stock into a number of shares of Common Stock equal to or in excess of twenty percent (20%) of the number of shares of our Common Stock outstanding at the time of issuance of the Preferred Stock, and (b) permit (i) the holders of the Preferred Stock to exercise participation rights granted under the Securities Purchase Agreement and (ii) us to issue securities upon such exercise of participation rights  (these conversion, voting and participation rights are referred to collectively as the “Convertible Preferred Rights”).  On May 12, 2011, Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (together, the “Stockholders”), holders of a majority of the issued and outstanding shares of our Common Stock as of that date, approved the Convertible Preferred Rights.

Your consent regarding the Convertible Preferred Rights is not required and is not being solicited in connection with this corporate action.  The accompanying Information Statement will serve as notice pursuant to Section 228(e) of the Delaware General Corporation Law of the approval by less than the unanimous written consent of the stockholders of the Company with respect to the Convertible Preferred Rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.   THE ACCOMPANYING MATERIAL IS BEING SENT TO YOU FOR INFORMATIONAL
PURPOSES ONLY.  NO ACTION IN CONNECTION WITH THIS INFORMATION STATEMENT IS
REQUIRED BY YOU.

This notice and the enclosed information statement shall constitute notice to you of the action by written consent required by Section 228 of the DGCL.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, in connection with the Convertible Preferred Rights.  Under the Delaware General Corporation Law, our certificate of incorporation and our by-laws, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of a majority of the outstanding shares of Common Stock is sufficient to approve the Convertible Preferred Rights. Pursuant to Rule 14c−2(b) promulgated under the Exchange Act, the Convertible Preferred Rights will not become effective until at least twenty (20) calendar days following the mailing of the accompanying Information Statement to our stockholders.

Sincerely yours,

Philip A. Falcone, Chairman of the Board,
Chief Executive Officer and President

Neither the SEC nor any state securities regulatory agency has passed upon the adequacy or accuracy of the disclosure in this notice or the information statement. Any representation to the contrary is a criminal offense.

The enclosed information statement is dated [         ] and is first being mailed to our stockholders on or about [                       ], 2011.

HARBINGER GROUP INC.
450 PARK AVENUE, 27th FLOOR
NEW YORK, NEW YORK 10022
(212) 906-8555

INFORMATION STATEMENT PURSUANT TO SCHEDULE 14C

[    ], 2011

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Harbinger Group Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is sending you this Information Statement solely for the purpose of informing you, as one of our stockholders, in the manner required under Regulation 14(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that the holders of a majority of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) have executed an Action by Written Consent of a Majority of the Common Stock of Harbinger Group Inc. (the “Action by Written Consent”) approving certain terms of our Series A Participating Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and the participation rights granted to certain purchasers of the Preferred Stock.  No vote or other action is requested or required on your part.

BACKGROUND

Overview

On May 12, 2011, our board of directors (the “Board”) approved the adoption of the Certificate of Designation of Series A Participating Convertible Preferred Stock of Harbinger Group Inc. (the “Certificate of Designation”), which sets forth the rights and preferences of the Preferred Stock, a newly created class of preferred stock.  The terms of the Preferred Stock were established based on the existing authority vested in the Board by our certificate of incorporation.

On May 12, 2011, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with (i) CF Turul LLC, an affiliate of funds managed by Fortress Investment Group LLC or its affiliates (the “Fortress Purchaser”), (ii) Providence TMT Debt Opportunity Fund II, L.P. and PECM Strategic Funding L.P. (together, the “PECM Purchasers”) and (iii) Wilton Re Holdings Limited (together with the Fortress Purchaser and PECM Purchasers, the “Purchasers”), pursuant to which we issued and sold 280,000 shares of Preferred Stock to the Purchasers at a purchase price of $1,000 per share (the “Purchase Price”).

The rights and privileges of the Preferred Stock and the terms of the Securities Purchase Agreement, which are more fully described below, include the ability of the holders of the Preferred Stock to convert their Preferred Stock into shares of our Common Stock.  Holders of the Preferred Stock are also entitled to vote their Preferred Stock on an as converted basis with our Common Stock on matters submitted to a vote of our stockholders.  The Securities Purchase Agreement entitles the Purchasers to participate as a purchaser in future issuances of securities by us under certain circumstances.

Under the rules of the New York Stock Exchange, the approval of the holders of a majority of the outstanding shares of our Common Stock is required to (a) permit the holders of the Preferred Stock to (i) vote on an as-converted basis with our Common Stock where the Preferred Stock will have voting power equal to or in excess of twenty percent (20%) of the voting power outstanding at the time of the issuance of the Preferred Stock and (ii) convert shares of Preferred Stock into a number of shares of Common Stock equal to or in excess of twenty percent (20%) of the number of shares of our Common Stock outstanding at the time of issuance of the Preferred Stock, and (b) permit (i) the holders of the Preferred Stock to exercise participation rights granted under the Securities Purchase Agreement and (ii) us to issue securities upon such exercise of participation rights  (these conversion, voting and participation rights are referred to collectively as the “Convertible Preferred Rights”).  On May 12, 2011 Harbinger

Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (together, the “Stockholders”), holders of a majority of the issued and outstanding shares of our Common Stock as of that date, approved the Convertible Preferred Rights.

Terms of the Preferred Stock and the Securities Purchase Agreement

The following discussion provides only a summary of the terms of the Preferred Stock. For a more complete understanding of the Preferred Stock, we urge you to review the Certificate of Designation previously filed as Exhibit 4.1 to our Current Report on Form 8−K filed with the SEC on May 13, 2011.

Dividends.  The Preferred Stock will accrue a cumulative quarterly cash dividend at an annualized rate of  8%.  The Purchase Price of the Preferred Stock will accrete quarterly at an annualized rate of 4% reduced to 2% or 0% if the Company achieves specified rates of growth measured by increases in its net asset value. The Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of shares of Common Stock on an as-converted basis.

Optional Conversion.  Each share of Preferred Stock may be converted by the holder into Common Stock at any time based on the then applicable Conversion Price.  The initial conversion price is $6.50 and  is subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, recapitalizations and similar events, as well as in connection with issuances of Common Stock (and securities convertible or exercisable for Common Stock) below the Conversion Price (which adjustment shall be made on a weighted average basis).  Until certain regulatory filings are made and approvals are obtained and effective, including stockholder approval, Preferred Stock may not be converted if upon such conversion the holder’s beneficial ownership would exceed certain thresholds.

Automatic Conversion/Mandatory Redemption.  On the seventh anniversary of the issue date, holders of the Preferred Stock shall be entitled to cause the Company to redeem the Preferred Stock at the Purchase Price per share plus accrued but unpaid dividends. Each share of Preferred Stock that is not so redeemed will be automatically converted into shares of Common Stock at the Conversion Price then in effect.

Upon a change of control (as defined in the Certificate of Designation), holders of the Preferred Stock shall be entitled to cause the Company to redeem its Preferred Stock at a price per share of Preferred Stock equal to the sum of 101% of the Purchase Price and any accrued and unpaid dividends, including accrued and unpaid cash and accreting dividends for the then current dividend period.

Optional Redemption
At any time after the third anniversary of the issue date, the Company may redeem the Preferred Stock, in whole but not in part, at a price per share equal to 150% of the Purchase Price plus accrued but unpaid dividends, subject to the holder’s right to convert prior to such redemption.

Mandatory Conversion
After the third anniversary of the issue date, the Company may force conversion of the Preferred Stock into Common Stock if the thirty day volume weighted average price of our Common Stock (“VWAP”) and the daily VWAP exceed 150% of the then applicable Conversion Price for at least twenty trading days out of the thirty trading day period used to calculate the thirty day VWAP. In the event of a forced conversion, the holders of Preferred Stock will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for the Common Stock are not achieved. In addition, for so long as the Fortress Purchaser owns sufficient combined voting power (through ownership of Preferred and Common Stock) to entitle it to have consent rights or to nominate directors or appoint observers (as described below), the Company's ability to force conversion shall be limited so that the Fortress Purchaser retains one share of Preferred Stock, enabling it to continue to exercise its right to nominate directors, appoint observers or exercise consent rights associated with the Preferred Stock, but such Preferred Stock shall have no other rights or preferences. Upon the Fortress Purchaser ceasing to own sufficient combined voting power to exercise these rights, the retained share shall be automatically cancelled.

Liquidation Preference.
In the event of any liquidation or winding up of the Company, the holders of Preferred Stock will be entitled to receive per share the greater of (i) 150% of the Purchase Price, plus any accrued and unpaid dividends and (ii) the value that would be received if the share of Preferred Stock were converted into Common Stock immediately prior to the liquidation or winding up.

Participation Rights.
Prior to the fifth anniversary of the issue date, subject to meeting certain ownership thresholds, certain Purchasers will be entitled to participate, on a pro rata basis in accordance with their ownership percentage, determined on an as-converted basis, in issuances of equity and equity linked securities by HRG. In addition, subject to meeting certain ownership thresholds, certain Purchasers of Preferred Stock will be entitled to participate in issuances of preferred securities and in debt transactions of the Company.

Voting Rights.
The holders of the shares of the Preferred Stock will be entitled to vote on an as-converted basis with the Company’s holders of Common Stock on all matters submitted to a vote of the holders of Common Stock for all purposes. However, prior to the effectiveness of stockholder approval of the Convertible Preferred Rights, holders of Preferred Stock may vote up to their pro rata portion of 19.9% of the outstanding voting stock at the issue date on an as-converted basis. Notwithstanding the foregoing, until approval is obtained from certain insurance regulatory authorities, no holder may, at any time, vote more than 9.9% of the total number of votes which may be cast in a general election of a director of the Company.

Consent Rights
Consent of the holders of Preferred Stock is required before certain fundamental changes can be made to the Preferred Stock, including changes to the terms of the Preferred Stock with respect to liquidation preference, dividend, or redemption rights. Consent of the holders of a majority of Preferred Stock is required before, subject to certain exceptions, certain material actions may be taken with respect to the Preferred Stock including issuing stock senior or pari passu to the Preferred Stock and incurring debt, or permitting a subsidiary to incur debt or selling assets or permitting a subsidiary to sell assets not otherwise permitted by the indenture relating to the Company’s Senior Secured Notes due 2015 (or any replacement thereof). While the Fortress Purchaser continues to own at least 50% of the Preferred Stock purchased on the issue date (either as Preferred Stock or Common Stock upon conversion), consent of the Fortress Purchaser is required before any action may be taken which, pursuant to the express terms of the Certificate of Designation, requires approval by a majority of the holders of Preferred Stock or any action with respect to certain related party transactions between the Company and its affiliates.

Board Representation
Subject to certain approval from certain insurance regulatory authorities, so long as the Fortress Purchaser owns at least 50% of the Preferred Stock it initially purchased or 10% of the outstanding Common Stock on an as-converted basis, the Fortress Purchaser shall have the right to appoint one director to the Board who shall be entitled to be a member of any committee of the Board (except for any special committee formed to consider a related party transaction involving the Fortress Purchaser).

If the Fortress Purchaser does not appoint a director, subject to meeting certain ownership thresholds, the Fortress Purchaser has the right to appoint an observer to attend all meetings of the Board, any committee of the Board, and the board of any wholly owned subsidiary of the Company on which it does not have a director.  Upon a specified breach event (described in the Section “Terms of the Preferred Stock—Other Covenants” below) the size of the Board will be increased by one or two directors, depending on whether the Fortress Purchaser has appointed a director prior thereto. The Fortress Purchaser, or a majority of Purchasers if the Fortress Purchaser at that time owns less than a threshold amount, in either Common or Preferred Stock, will have the right to appoint one or two directors, reasonably acceptable to the Board.

Subject to meeting certain ownership thresholds, in the event that Philip A. Falcone ceases to have principal responsibility for the Company’s investments for a period of more than 90 consecutive days, other than as a result of temporary disability, and the Fortress Purchaser does not approve the Company’s proposed business continuity plan, the Fortress Purchaser may appoint such number of directors that, when the total number of directors appointed by the Fortress Purchaser is added to the number of independent directors, that number of directors is equal to the number of directors employed by or affiliated with the Company or Harbinger Capital.

Notwithstanding all of the foregoing, the Fortress Purchaser’s  representation on the Board will always be less than or proportionate (save for rounding up, where necessary) to its beneficial ownership of the Company’s Common Stock and will otherwise comply with the rules of the NYSE and certain insurance regulatory authorities.

Other Covenants
The Certificate of Designation includes additional terms regarding obligations of the Company. Upon a specified breach event (which shall include an event of default under the indenture relating to the Company’s Senior Secured Notes due 2015, the Company’s failure to pay any dividends for a period longer than 90 days, the Company’s failure to maintain a 1:1 ratio of cash and cash equivalents to fixed charges until March 31, 2012, the Company’s failure to perform certain covenants under the Certificate of Designation, and causing the delisting of its Common Stock), the Company shall be prohibited from making certain restricted payments, incurring certain debt, and entering into certain agreements to purchase debt or equity interests in portfolio companies of Harbinger Capital or its affiliates (other than the Company) or to sell equity interests in portfolio companies of the Company to Harbinger Capital or its affiliates.

Registration Rights

We have agreed, pursuant to a registration rights agreement, to use commercially reasonable efforts to cause a registration statement with respect to the Common Stock underlying the Preferred Stock issued to the Purchasers (and subsequent purchasers who execute the joinder to the registration rights agreement) to be filed under the Securities Act of 1933, as amended, by October 10, 2011 and to have such registration statement be declared effective by January 25, 2012.  The Company has agreed to keep the registration statement effective until all of the shares of Common Stock covered therein have been sold or may be sold without volume or manner of sale restrictions under Rule 144 of the Securities Act. In connection with the Registration Rights Agreement, the Company amended its existing Registration Rights Agreement with Harbinger Capital, dated September 10, 2010. For a more complete understanding of the Registration Rights Agreement, we urge you to review the Registration Rights Agreement previously filed as Exhibit 10.2 to our Current Report on Form 8−K filed with the SEC on May 13, 2011.

Tag-Along Rights

In connection with the Securities Purchase Agreement, the Purchasers and the Stockholders entered into an agreement pursuant to which, among other things, the Stockholders granted the Purchasers tag-along rights with respect to private sales of Common Stock, subject to certain terms and conditions including minimum ownership thresholds for the Purchasers. The Company is not party to this agreement.

Corporate Opportunities Agreement

In connection with the Securities Purchase Agreement, the Stockholders and Harbinger Capital Partners LLC and Harbinger Capital Partners II LP (together, the “HCP Entities”) (solely for the purpose of certain specified provisions of the Corporate Opportunities Agreement) entered into a letter agreement with the Fortress Purchaser (the “Corporate Opportunities Agreement”), pursuant to which the Stockholders agreed to present certain opportunities to us for so long as the Fortress Purchaser meets certain ownership thresholds. The Company is not party to this agreement and has no rights thereunder.

Fees and Expenses

The Company has agreed to reimburse the Fortress Purchaser for certain expenses incurred in connection with the preparation, negotiation, execution, delivery and performance of the Securities Purchase Agreement and related transaction documentation.  Under the Registration Rights Agreement, the Company has also agreed to pay all registration expenses including reasonable fees of counsel to the Purchasers, and any additional purchaser added by joinder, up to $25,000 in connection with the shelf registration statement and $50,000 in connection with any piggyback takedown or holder underwritten offering. Other than as set forth above, the Company and the Purchasers are each responsible for their own expenses associated with the purchase and sale of the Preferred Stock pursuant to the terms of the Securities Purchase Agreement.

Absence of Market for Preferred Stock

There is no established trading market for the Preferred Stock.  We do not currently intend to register the Preferred Stock or list the Preferred Stock on a national securities exchange or qualify the preferred stock for quotation on a stock exchange such as the NYSE. However, we have agreed to register the Common Stock issuable upon conversion of the Preferred Stock issued to Purchasers in the Private Placement.  See the discussion above under the section entitled “Registration Rights.”

Use of Proceeds

The Company intends to use the proceeds from the Private Placement for general corporate purposes, which may include acquisitions and other investments.

DESCRIPTION OF STOCKHOLDER WRITTEN CONSENT

Approval Requirement

Under the rules of the New York Stock Exchange, the approval of the holders of a majority of the outstanding shares of our Common Stock is required to approve the Convertible Preferred Rights.

Written Consent

On May 12, 2011, the Stockholders, who collectively held approximately ninety-three percent (93%) of the issued and outstanding shares of our Common Stock as of such date, approved the Convertible Preferred Rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 19, 2011, about stockholders whom we believe are the beneficial owners of more than five percent of our outstanding Common Stock as well as information regarding stock ownership by our directors, certain executive officers, and directors and executive officers as a group.  As of May 19, 2011, there were 139,201,939 shares of Common Stock outstanding and 43,076,923 shares were issuable upon the conversion of the outstanding Preferred Stock.  The Preferred Stock is entitled to vote with the Common Stock on an as-converted basis on all matters submitted to a vote of the Common Stock.  Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Harbinger Group Inc., 450 Park Avenue, 27th floor, New York, NY 10022.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Beneficial Ownership Percent(1)
5% stockholders
Harbinger Capital Partners Master Fund I, Ltd (2)	95,932,068	52.6%
Harbinger Capital Partners Special Situations Fund, L.P. (3)	21,493,161	11.8%
Global Opportunities Breakaway Fund (4)	12,434,660	6.8%
CF Turul LLC (5)	31,538,469	17.3%
Our Directors and Executive Officers
Omar Asali (6)	–	–
Lap W. Chan	–	–
Leonard DiSalvo (7)	260,000	*
Philip A. Falcone (8)	129,859,889	71.2%
Richard H. Hagerup	–	–
Keith M. Hladek (6)	–	–
Thomas Hudgins	–	–
David M. Maura (6)	–	–
Peter A. Jenson (6)	–	–
Robert V. Leffler, Jr. (9)	8,000	*
Francis T. McCarron (10)	41,667	*
Robin Roger (6)	–	–
All directors and executive officers as a group (12 persons)	130,169,556	71.4%

*	Indicates less than 1% of our outstanding Common Stock.

(1)	Reflects voting power as a percentage of the total voting power of all Common Stock and Preferred Stock outstanding.

(2)
Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, the Master Fund is the beneficial owner of 95,932,068 shares of our Common Stock, which may also be deemed to be beneficially owned by Harbinger Capital, the investment manager of Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital, and Philip A. Falcone, the managing member of

Harbinger Holdings and the portfolio manager of the Master Fund. The address of the Master Fund is c/o International Fund Services (Ireland) Limited, 78 Sir John Rogerson’s Quay, Dublin 2, Ireland.

(3)
Partners Special Situations Fund, L.P. (the “Special Situations Fund”) is the beneficial owner of 21,493,161 shares of our Common Stock, which may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of the Special Situations Fund, Harbinger Holdings, the managing member of HCPSS, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Special Situations Fund. The address of the Special Situations Fund is 450 Park Avenue, 30th floor, New York, New York, 10022.

(4)
Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Global Opportunities Breakaway Ltd. (the “Global Fund”) is the beneficial holder of 12,434,660 shares of our Common Stock, which may be deemed to be beneficially owned by Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Global Fund; Harbinger Capital Partners II GP LLC (“HCP II GP”), the general partner of HCP II, and Mr. Falcone, the managing member of HCP II GP and the portfolio manager of the Global Fund. The address of the Global Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.

(5)
Based solely on a Schedule 13D filed with the SEC on May 23, 2011, CF Turul LLC may be deemed to be the beneficial holder of 31,538,462 shares of our Common Stock upon conversion of Preferred Stock. The Preferred Stock is entitled to vote with the Common Stock on an as-converted basis on all matters submitted to a vote of the Common Stock.  Until (i) the effectiveness of this Information Statement, CF Turul may only convert Preferred Stock, and exercise voting rights with respect to the Preferred Stock on an as converted basis, in an amount equal to its pro rata of a maximum of 19.9% of our outstanding Common Stock and (ii) until approval is obtained from certain insurance regulatory authorities, CF Turul may not convert Preferred Stock in excess of 9.9% of our outstanding Common Stock and may not vote more than 9.9 of the total number of votes which may be cast in a general election of a director of the Company.

As described in the Schedule 13 D filed with SEC on May 23, 2011, each of Fortress Credit Opportunities Advisors LLC, FIG LLC, Hybrid GP Holdings LLC, Fortress Operating Entity I LP, FIG Corp., Fortress Investment Group LLC, Mr. Peter L. Briger, Jr., and Mr. Constantine M. Dakolias may also be deemed to be the beneficial holder of our Common Stock, assuming the effectiveness of a joint investment committee agreement.

The address of each of CF Turul LLC, Fortress Credit Opportunities Advisors LLC, FIG LLC, Hybrid GP Holdings LLC, Fortress Operating Entity I LP, FIG Corp., Fortress Investment Group LLC, Mr. Peter L. Briger, Jr., and Mr. Constantine Dokalias is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(6)	The address of each beneficial owner is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th floor, New York, New York 10022.

(7)	Includes 260,000 shares of our Common Stock issuable under options exercisable within 60 days of April 26, 2011.

(8)
Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Mr. Falcone, the managing member of Harbinger Holdings and HCP II GP and portfolio manager of each of the Master Fund, the Special Situations Fund and the Global Fund, may be deemed to indirectly beneficially own 129,859,889 shares of our Common Stock, constituting approximately 93.3% of our outstanding Common Stock, and has shared voting and dispositive power over all such shares. A portion of the shares held by the Master Fund are pledged, together with securities of other issuers, to secure certain portfolio financing for Master Fund. Mr. Falcone disclaims beneficial ownership of the shares reported in the Schedule 13D, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Holdings, LLC, 450 Park Avenue, 30th floor, New York, New York, 10022.

(9)	Includes 8,000 shares of our Common Stock issuable under options exercisable within 60 days of April 26, 2011.

(10)	Includes 41,667 shares of our Common Stock issuable under options exercisable within 60 days of April 26, 2011.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors, since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the Preferred Stock and the Convertible Preferred Rights, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock set forth above in the section entitled “Security Ownership of Certain Beneficial Owners and Management” and as set forth under “Background – Tag-Along Rights” and “– Corporate Opportunities Agreement.”

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all related materials.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such person and that we will reimburse them for their reasonable expenses incurred in connection therewith.  Additional copies of this Information Statement may be obtained at no charge by writing us at: 450 Park Avenue, 27th floor, New York, New York 10022, Attn: Corporate Secretary.

HOUSEHOLDING

Only one Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address.  We undertake to deliver promptly upon request a separate copy of this Information Statement to any stockholder at a shared address to which a single copy of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future.  In the event a stockholder desires to provide us with such a request, it may be given verbally by telephoning our offices at (212) 906-8555 or by mail to our address at 450 Park Avenue, 27th floor, New York, New York 10022, Attn: Corporate Secretary.  In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Corporate Secretary at the address and telephone number stated above.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements, and registration statements with the SEC.  These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1−800−SEC−0330 for further information on the operation of the public reference facilities.